Exhibit 99.1

FOR IMMEDIATE RELEASE

TURTLE BEACH REPORTS SECOND QUARTER 2017 RESULTS EXCEEDING OUTLOOK,
RAISES FULL YEAR GUIDANCE

San Diego, CA - August 10, 2017 - Turtle Beach Corporation (NASDAQ: HEAR), a leading gaming headset and audio accessory company, reported financial results for the second quarter ended June 30, 2017.
Second Quarter Summary vs. Year-Ago Quarter:

▪	Net revenue of $19.1 million versus $29.4 million, reflecting the expected lingering impact from higher holiday channel inventory.

▪	Gross margin improved to 33.0% compared to 17.4%. Excluding $0.7 million in non-recurring savings, Q2-17 gross margin was approximately 29.2%.

▪	Operating expenses were reduced to $11.3 million compared to $45.6 million ($14.4 million excluding $31.2 million asset impairment charge).

▪	Net loss improved to $7.1 million, or $(0.14) per share, compared to a net loss of $42.6 million, or $(0.86) per share (net loss of $11.4 million or $(0.23) per share excluding impairment).

▪	Adjusted EBITDA improved to $(2.8) million compared to $(6.3) million.
“Our results for the second quarter continue to be encouraging in light of the sales pressure we faced as a result of high channel inventory carried over from the 2016 holiday season,” said Juergen Stark, CEO, Turtle Beach Corporation. “We believe the fact that we were still able to significantly grow gross margin and cut the operating loss despite lower revenue leaves us well positioned for later periods when we expect revenue growth to resume.”

“In preparation for what we expect to be a strong 2017 holiday season, we recently announced a slate of exciting new product launches,” continued Stark. “This includes our XO Three and Recon 150 headsets, which refresh a fan-favorite model with proven market leadership to a new price point of $69.95. Our upcoming Stealth 600 and 700 launches will bring unprecendented features to the prime $99 and $149 price points, and current sales indicate our new Recon Chat headsets propelled Turtle Beach to #1 in the chat category across both console platforms.

“Given these products, estimated channel inventories that are now lower than last year, as well as a solid lineup of expected new game launches in the second half of 2017, we are raising our full-year outlook, which projects significant year-over-year profit growth. We expect our results will allow us to improve our balance sheet and further our long-term growth opportunities in areas such as PC gaming, virtual reality and esports.”

Second Quarter 2017 Financial Results
Net revenue in the second quarter was $19.1 million compared to $29.4 million in the year-ago quarter. The decline was largely due to lower sales of marquee games during the 2016 holiday season, leading to higher-than-normal channel inventory and a slower market in the first half of 2017.

Gross margin in the second quarter improved significantly to 33.0% compared to 17.4% in the year-ago quarter. The increase was due to costs in the year-ago quarter associated with the launch of HyperSound Clear™ 500P that did not reoccur, as well as supply chain and logistics improvements. Gross margin in the second quarter of 2017 also included approximately $0.7 million in non-recurring savings related to royalty and tariff refunds. Excluding this benefit, gross margin was approximately 29.2%.

Gross margin in the headset segment also increased significantly to 33.3% compared to 24.5% in the year-ago quarter. Excluding the aforementioned royalty and tariff refunds, headset gross margin was 29.6%. The increase in headset margin was due in part to lower levels of returns, as well as supply chain and logistics improvements compared to a year ago.

Operating expenses in the second quarter were reduced to $11.3 million compared to $45.6 million in the second quarter of 2016, which included a $31.2 million non-cash goodwill impairment charge associated with HyperSound. Excluding the impairment, year-over-year operating expenses declined 22% due to a continued focus on cost management across the business.

Net loss improved significantly to $7.1 million, or $(0.14) per share, compared to a net loss of $42.6 million, or $(0.86) per share, in the second quarter of 2016. Excluding the $0.63 per share non-cash goodwill impairment charge, net loss in the second quarter of 2016 was $11.4 million or $(0.23) per share. The improvement was primarily driven by lower HyperSound investments related to the transition to a license model and overall cost management initiatives.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) improved significantly to $(2.8) million compared to $(6.3) million in the year-ago quarter.

Balance Sheet Highlights
At June 30, 2017, the Company had approximately $1.2 million of cash, unchanged compared to June 30, 2016. As a result of the Company's $60 million revolving credit facility, Turtle Beach generally does not hold a large cash balance.

Total outstanding debt principal at June 30, 2017 improved to $39.7 million compared to $41.5 at June 30, 2016. The debt consisted of $5.2 million of revolving debt, $13.9 million in term loans and $20.6 million in subordinated debt.

Increased 2017 Outlook
For the third quarter of 2017, Turtle Beach expects net revenue to range between $36-$40 million compared to $38.4 million in the third quarter of 2016. This includes several million dollars of revenue pushed from the third quarter into the fourth due to the expectation that some retailers will load in for the holiday season slightly later than last year. Adjusted EBITDA is expected to be approximately $1 million compared to $0.5 million in the third quarter of 2016. Net loss for the third quarter is expected to range between $(0.04)-$(0.08) per share, compared to a net loss of $(0.91) per share in the third quarter of 2016, which included $(0.81) per share in charges related to the HyperSound restructuring. Excluding the charges, net loss was $(0.10) per share.

For the full year 2017, Turtle Beach is increasing its financial outlook reported in May proportional with the second quarter outperformance. Net revenue is now expected to range between $157-$162 million (from $155-$160 million in the May outlook) compared to $174 million in 2016. This year-over-year decline reflects the higher channel inventory impact on first half revenues and an approximate $6-$7 million year-over-year decline in old-gen headset sales, bringing this business to a close in 2017. This also assumes no material revenue from HyperSound. The Company now expects to generate $11-$13 million in consolidated adjusted EBITDA in 2017 (from $10-$12 million in the May outlook) compared to $4 million in 2016. This includes an approximately $1 million expected adjusted EBITDA loss from HyperSound in 2017. Net loss in 2017 is now expected to range between $(0.06)-$(0.10) per share (from $(0.08)-$(0.12) per share in the May outlook) based upon 49.3 million diluted shares outstanding. This is compared to a net loss of $(1.79) per share in 2016 (or a loss of $(0.33) per share in 2016 excluding the goodwill and intangible asset impairment charges, HyperSound restructuring reserves and other restructuring charges).

A table summarizing this outlook has been provided at the end of this release.

With respect to the Company's adjusted EBITDA outlook for the third quarter and full year 2017, a reconciliation to its net loss outlook for the same periods has not been provided because of the variability, complexity, and lack of visibility with respect to certain reconciling items between adjusted EBITDA and net loss, including other income (expense), provision for income taxes and stock-based compensation. These items cannot be reasonably and accurately predicted without the investment of undue time, cost and other resources and, accordingly, a reconciliation of the Company’s adjusted EBITDA outlook to its net loss outlook for such periods is not available without unreasonable effort. These reconciling items could be material to the Company’s actual results for such periods.

Conference Call Details
Turtle Beach Corporation will hold a conference call today, August 10, 2017, at 2:00 p.m. Pacific time (5:00 p.m. Eastern) to discuss its second quarter 2017 results.

CEO Juergen Stark and CFO John Hanson will host the call, followed by a question and answer session.

Conference Call Details:
Date: Thursday, August 10, 2017
Time: 5:00 p.m. ET / 2:00 p.m. PT
Toll-Free Dial-in Number: (877) 303-9855
International Dial-in Number: (408) 337-0154
Conference ID: 61787822

Please dial-in 5-10 minutes prior to the start time of the conference call and an operator will register your name and organization. If you have any difficulty with the conference call, please contact Liolios at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.turtlebeachcorp.com.

A replay of the conference call will be available after 8:00 p.m. ET on the same day through August 17, 2017.

Toll-Free Replay Number: (855) 859-2056
International Replay Number: (404) 537-3406
Replay ID: 61787822

Non-GAAP Financial Measures
In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA, that the Securities and Exchange Commission defines as "non-GAAP financial measures." Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company's results. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock- based compensation (non-cash), and certain special items that we believe are not representative of core operations. See a reconciliation of GAAP results to adjusted EBITDA included below for the three and six months ended June 30, 2017.

About Turtle Beach Corporation
Turtle Beach Corporation (http://corp.turtlebeach.com) designs innovative, market-leading audio products. Under its award-winning Turtle Beach brand (www.turtlebeach.com), the Company is the clear market share leader with its wide selection of acclaimed gaming headsets for use with Xbox One and PlayStation®4, as well as personal computers and mobile/tablet devices. Under the HyperSound brand (www.hypersound.com), the Company develops and licenses pioneering directed audio solutions with applications in digital signage and kiosks, consumer electronics and hearing healthcare. The Company's shares are traded on the NASDAQ Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements
This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to the Company’s liquidity, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the implementation of any businesses we acquire, our indebtedness, the outcome of our HyperSound strategic review process and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.
# # #

For Media Information, Contact:	For Investor Information, Contact:
MacLean Marshall	Cody Slach
Sr. Director - Brand & PR/Communications	Investor Relations
Turtle Beach Corp.	Liolios
858.914.5093	949.574.3860
maclean.marshall@turtlebeach.com	HEAR@liolios.com

Turtle Beach Corporation
Condensed Consolidated Balance Sheets
(in thousands, except par value and share amounts)

Table 1.

	June 30, 2017	December 31, 2016
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$1,238	$6,183
Accounts receivable, net	9,995	54,633
Inventories	20,916	21,698
Prepaid expenses and other current assets	4,712	4,121
Total Current Assets	36,861	86,635
Property and equipment, net	3,348	4,311
Intangible assets, net	1,529	1,618
Deferred income taxes	586	543
Other assets	1,310	1,693
Total Assets	$43,634	$94,800
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Revolving credit facilities	$5,176	$35,905
Term loan	4,626	2,647
Accounts payable	12,070	11,927
Other current liabilities	10,455	16,414
Total Current Liabilities	32,327	66,893
Term loan, long-term portion	8,306	10,442
Series B redeemable preferred stock	18,181	17,480
Subordinated notes - related party	19,289	17,881
Other liabilities	2,239	2,800
Total Liabilities	80,342	115,496
Commitments and Contingencies
Stockholders' Equity
Common stock, $0.001 par value - 100,000,000 shares authorized; 49,386,006 and 49,251,336 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	49	49
Additional paid-in capital	147,432	146,615
Accumulated deficit	(183,787)	(166,800)
Accumulated other comprehensive loss	(402)	(560)
Total Stockholders' Equity	(36,708)	(20,696)
Total Liabilities and Stockholders' Equity	$43,634	$94,800

Turtle Beach Corporation
Condensed Consolidated Statements of Operations
(in thousands, except per-share data)
(unaudited)
Table 2.

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net Revenue	$19,112	$29,362	$33,464	$53,390
Cost of Revenue	12,811	24,249	24,947	44,915
Gross Profit	6,301	5,113	8,517	8,475
Operating expenses:
Selling and marketing	5,529	7,121	9,978	12,721
Research and development	1,697	2,040	3,087	4,064
General and administrative	4,070	5,287	8,241	10,570
Goodwill and intangible asset impairment	—	31,152	—	31,152
Restructuring charges	(30)	—	268	225
Total operating expenses	11,266	45,600	21,574	58,732
Operating loss	(4,965)	(40,487)	(13,057)	(50,257)
Interest expense	1,835	1,686	3,675	3,465
Other non-operating expense (income), net	(214)	704	(265)	1,069
Loss before income tax expense	(6,586)	(42,877)	(16,467)	(54,791)
Income tax expense (benefit)	475	(304)	520	(207)
Net loss	$(7,061)	$(42,573)	$(16,987)	$(54,584)

Net loss per share:
Basic	$(0.14)	$(0.86)	$(0.34)	$(1.14)
Diluted	$(0.14)	$(0.86)	$(0.34)	$(1.14)
Weighted average number of shares:
Basic	49,346	49,230	49,299	47,934
Diluted	49,346	49,230	49,299	47,934

Turtle Beach Corporation
Reconciliation of GAAP and Non-GAAP Measures
(in thousands, except per-share data)
(unaudited)
Table 3.

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net Income (Loss)
GAAP Net Loss	$(7,061)	$(42,573)	$(16,987)	$(54,584)

Goodwill and intangible asset impairment	—	31,152	—	31,152
Business transition charges	(30)	—	621	225
Non-GAAP Loss	(7,091)	(11,421)	(16,366)	(23,207)

Diluted Earnings Per Share
GAAP - Diluted	$(0.14)	$(0.86)	$(0.34)	$(1.14)

Goodwill and intangible asset impairment	$—	$0.63	$—	$0.65
Business transition charges	$—	$—	$0.01	$—
Non-GAAP - Diluted	$(0.14)	$(0.23)	$(0.33)	$(0.49)

Turtle Beach Corporation
GAAP to Adjusted EBITDA Reconciliation
(in thousands)
(unaudited)
Table 4.

	Three Months Ended
	June 30, 2017
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net Revenue	$19,112	$—	$—	$—	$—	$19,112
Cost of Revenue	12,811	(193)	—	1	—	12,619
Gross Profit	6,301	193	—	(1)	—	6,493

Operating Expense	11,266	(1,251)	(86)	(432)	30	9,527

Operating loss	(4,965)	1,444	86	431	(30)	(3,034)

Interest expense	1,835
Other non-operating expense, net	(214)					(214)

Loss before income tax expense	(6,586)
Income tax expense	475
Net loss	$(7,061)			Adjusted EBITDA		$(2,820)

	Six Months Ended
	June 30, 2017
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net Revenue	$33,464	$—	$—	$—	$—	$33,464
Cost of Revenue	24,947	(314)	—	86	(353)	24,366
Gross Profit	8,517	314	—	(86)	353	9,098

Operating Expense	21,574	(1,899)	(170)	(903)	(268)	18,334

Operating loss	(13,057)	2,213	170	817	621	(9,236)

Interest expense	3,675
Other non-operating expense (income), net	(265)					(265)

Loss before income tax expense	(16,467)
Income tax expense	520
Net loss	$(16,987)			Adjusted EBITDA		$(8,971)

(1) Other includes business transition costs and restructuring charges.

Table 4. (continued)

	Three Months Ended
	June 30, 2016
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (2)	Adj EBITDA
Net Revenue	$29,362	$—	$—	$—	$—	$29,362
Cost of Revenue	24,249	(160)	(1,371)	(125)	—	22,593
Gross Profit	5,113	160	1,371	125	—	6,769

Operating Expense	45,600	(1,051)	(95)	(953)	(31,152)	12,349

Operating loss	(40,487)	1,211	1,466	1,078	31,152	(5,580)

Interest expense	1,686
Other non-operating expense (income), net	704					704

Loss before income tax benefit	(42,877)
Income tax benefit	(304)
Net loss	$(42,573)			Adjusted EBITDA		$(6,284)

	Six Months Ended
	June 30, 2016
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (2)	Adj EBITDA
Net Revenue	$53,390	$—	$—	$—	$—	$53,390
Cost of Revenue	44,915	(337)	(2,442)	(246)	—	41,890
Gross Profit	8,475	337	2,442	246	—	11,500

Operating Expense	58,732	(2,134)	(253)	(1,959)	(31,377)	23,009

Operating loss	(50,257)	2,471	2,695	2,205	31,377	(11,509)

Interest expense	3,465
Other non-operating expense (income), net	1,069					1,069

Loss before income tax benefit	(54,791)
Income tax benefit	(207)
Net loss	$(54,584)			Adjusted EBITDA		$(12,578)

(2) Other includes goodwill impairment and restructuring charges.

Table 5.

Fiscal 2017 Outlook
	Q3 17 Guidance	Q3 16 Actual	FY 17 Guidance	FY 17 Prior Guidance[1]	FY 16 Actual
Net Revenue	$36M - $40M	$38.4M	$157M - $162M	$155M - $160M	$174M
Adjusted EBITDA	~1.0M	$0.5M	$11M - $13M	$10M - $12M	$4M
EPS	$(0.04) - $(0.08)	$(0.91)	$(0.06) - $(0.10)	$(0.08) - $(0.12)	$(1.79)
Normalized EPS	$(0.04) - $(0.08)	$(0.10)[2]	$(0.06) - $(0.10)	$(0.08) - $(0.12)	$(0.33)[3]

(1) Reported on May 9, 2017.
(2) Excludes $(0.81) per share in charges related to the HyperSound restructuring.
(3) Excludes $(1.46) per share in goodwill and intangible asset impairment charges, HyperSound restructuring reserves and other restructuring charges.